 Exhibit 10.1

ASSET PURCHASE AGREEMENT

dated as of September 26th, 2016

among

NXChain, Inc.

and

lxccoin ltd

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 15, 2016, is by and among LXCCOIN, LTD., a United Kingdom company (“Seller”), and NXCHAIN, INC., a United States, Delaware corporation (“Buyer”).

P R E M I S E S:

WHEREAS, Seller develops and provides various digital-currency software, apps, computer code, related services and products, all of which in whole or in parts, can be used to facilitate smartphone commerce, micro-payments, cross-border trade, hybrid-payment systems, new-to-old banking exchanges and peer-to-peer lending (the “Business”).

WHEREAS, Buyer is building its own digital-currency payment processing platform to facilitate smartphone commerce, micro-payments and payment exchanges and desires to buy from Seller certain assets that will be used or useful in the operation of its contemplated payment processing business upon the terms and subject to the conditions hereinafter set forth.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:

I.

DEFINED TERMS

1.1          Defined Terms. The following terms shall have the following meanings in this Agreement:

“Asset Purchase Proposal” means any proposal for an acquisition of assets currently owned by Seller.

“Affiliate” means any specified Person or Entity which, directly or indirectly, owns or controls the Assets to be acquired by Buyer.

“Assets” means Seller’s interest in the Assets to be acquired that are owned, leased or licensed on the Closing Date by Seller, including, but not limited to, those items described in Section 2.1,

“Chose in Action” means a right to receive or recover property, debt or damages on a cause of action, whether pending or not and whether arising in contract, tort or otherwise. The term shall include, but not be limited to, rights to judgments, settlements and proceeds from judgments or settlements.

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“Closing” means the consummation of the transactions contemplated by this Agreement in accordance with the provisions of VIII hereof.

“Confidential Information” shall mean (a) all of Seller’s or Buyer’s technical, commercial, marketing, strategic, business or other information, data, plans and material of the kind either identified as confidential or proprietary or which a reasonable person would recognize to be confidential or proprietary, either from its nature or the manner of its disclosure, or which has not entered the public domain and (b) the terms and provisions of this Agreement and any other material information relating to this Agreement or the transactions contemplated hereunder.

“Consents” means the consents of any and all parties necessary to consummate the transactions contemplated hereby.

“Contracts” means all agreements, whether written or oral (including any amendments and other modifications thereto), to which Seller or any of its Subsidiaries is a party or is bound by, related to the Assets to be acquired by Buyer.

“Database” means any compilation of Proprietary Information or any other data or information that can be electronically searched, organized or otherwise manipulated using Software.

“Encumbrance” means any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever, including without limitation any liability for Taxes, or restrictive agreement, conditional sales agreement, option, encumbrance or charge of any kind whatsoever.

“Incidental Intellectual Property” means (i) Licensed Intellectual Property consisting of Non-Exclusively licensed software and computer code, (ii) Licensed Intellectual Property consisting of Exclusively licensed software and computer code, (iii) Owned Intellectual Property consisting of computer and software code and registered and unregistered copyrights, trademarks, service marks and source identifiers, and (iv) Websites or Proprietary Information describing or used in the development or maintenance of the software or computer code, trademarks and service marks and websites used with the Assets to be acquired.

“Intellectual Property” means all intellectual property which is recognized under the law of any jurisdiction anywhere in the world, whether under common law, by statute or otherwise, as well as any intellectual property included in or covered by an Intellectual Property Registration, including, but not limited to, intellectual property arising out of the following:

(a)    United States Letters Patent and patents granted in any other jurisdiction anywhere in the world, reissues, divisions, continuations, continuations-in-part, reexaminations, renewals and substitutes thereof, foreign counterparts of the foregoing, term restorations or other extensions of the term of any issued or granted patents anywhere in the world and extensions of the monopoly right covering a product or service previously covered by any issued or granted patent anywhere in the world for the limited purpose of extending the holder’s exclusive right to make, use or sell a particular product or service covered by such patent (such as supplemental protection certificates or the like);

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(b)    trade names, trademarks, service names, service marks, product names, brands, logos and other distinctive identifications that can be used in commerce, whether in connection with products or services, and the goodwill associated with any of the foregoing;

(c)     original works of authorship, derivative works and other copyrightable works of any nature, and fixations of any of the foregoing;

(d)    Software, Databases and fixations thereof;

(e)     uniform resource locators, website addresses, domain names, website content and all fixations thereof;

(f)     trade secret rights in all Proprietary Information; and

(g)    any other intangible property similar to any of the above associated with the Assets to be acquired by Buyer from Seller.

“Intellectual Property Registration” means an application (including provisional applications), certificate, filing, registration or other document seeking or confirming rights in Intellectual Property issued by, filed with or recorded by any governmental or regulatory authority in any jurisdiction anywhere in the world (including, in the case of patent applications, international or multi-national applications filed in accordance with Chapter I of the Patent Cooperation Treaty or any other multi-lateral agreement), including any and all amendments to any of the foregoing, together with all rights of whatever nature associated with the foregoing.

“Intellectual Property Rights” means the following: (a) all patents, patent applications, patent disclosures, and patentable inventions, (b) all proprietary rights in know-how and technology and applications therefore, (c) all copyrights and applications therefore, (d) all trade names, logos, common-law trademarks and service marks, trademark and service mark registrations and applications therefore, (e) all rights in databases and data collections throughout the world, and (f) all domain names. Without limiting the generality of the foregoing and for the purpose of clarity, “Intellectual Property” includes intellectual property identified in clauses (a) through (f) of the preceding sentence, which may be embodied in: computer software (including source code, object code, data, databases and related documentation); systems, processes, methods, devices, machines, designs or articles of manufacture (whether patentable or unpatentable, and whether or not reduced to practice); improvements thereto; technology; proprietary information; specifications; flowcharts; blueprints; schematics; protocols; programmer notes; customer and supplier lists; pricing and cost information; business and marketing plans; and proposals as related to Assets being acquired by Buyer.

“Knowledge” means the knowledge, after reasonable due inquiry, of Assets to be acquired by Buyer from Seller.

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“Law” means any law, rule or regulation of any federal, state or local governmental authority.

“Licensed Intellectual Property” means Intellectual Property in respect of the Assets being acquired by Buyer which the Seller has the right to use by agreement (such as a Third-Party License) with a Person or Entity (or another Person acting as an authorized representative of such Person) claiming to own (or control the Seller’s use of) such Intellectual Property, including, without limitation, “open source,” “freeware” or “public source” Software.

“Licenses” means all of the licenses, permits and other authorizations issued by any federal, state or local governmental authorities to Seller or any of its Subsidiaries used in the operation of the Assets being acquired.

“Material Adverse Effect” means a material adverse effect on the Assets because of actions of the Seller.

“Object Code” means the sequence of instructions in binary form that is generated from Source Code and that is intended to be executable by a computer after suitable processing and linking, but without further intervening steps of compilation or assembly.

“Owned Intellectual Property” means Intellectual Property in respect of the Assets being acquired (i) created or developed by or on behalf of the Seller or (ii) to which the Seller has acquired, by purchase, assignment or other transfer, the unconditional, unrestricted, exclusive right to control or prevent any and all use of such Intellectual Property by others without the consent or approval of or payment to, any other Person or Entity.

“Operating Agreement” means any Operating Agreement with Buyer in effect on the date hereof or supplemented from time to time in the future required for the Assets to be acquired to be operated or developed further for operation.

“Person or Entity” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“Products” mean any products marketed, sold or offered by the Seller in the operation of its Business.

“Programs” means the Software and all Databases which are, or are proposed to be, either (a) purchased, (b) licensed or otherwise made available to, or used to provide Services to, customers by the Seller as part of the Buyer’s contemplated Business or (c) used in the operation of the Assets to be acquired, in each case together with all Software Documentation with respect to such Programs.

“Proprietary Information” means technical, commercial, marketing and other information, data and material of the kind which is or can be used in the operation of the Assets to be purchased and which is normally considered to be confidential or proprietary in nature including, but not limited to, any algorithm; procedure; idea; concept; strategic, business and other plan; research; invention or invention disclosure (whether patentable or unpatentable); test, engineering and technical data and materials, know-how, show-how or methodology; information provided by or otherwise relating to Seller’s Assets being acquired by Buyer, including identifiable information relating to; trade secret, process, design, formula, or other information or data which has not entered the public domain, and all records or fixations of any thereof, including, but not limited to, laboratory notes, Source Code and Software Documentation.

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“Purchase Price” means the consideration payable to Seller for the Assets as provided in Section 2.33.

“Registered Intellectual Property” means all United States, international and foreign: (a) patents and patent applications (including provisional applications), (b) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, and any domain name registrations, (c) registered copyrights and applications for copyright registration, (d) any mask work registrations and applications to register mask works, and (e) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Services” means services offered or provided to third parties by the Seller in relation to the Assets to be acquired by Buyer, including, but not limited to, license of, access to and use of Assets to be acquired.

“Software” means computer code of any type (whether Source Code, Object Code or otherwise) in any programming or markup language, underlying any type of computer programming (whether application software, middleware, firm ware, system software or otherwise) in respect of the Assets to be acquired, including, but not limited to, applets, assemblers, coders, compilers, design tools, and user interfaces.

“Software Documentation” means all records, technical and descriptive materials, documentation and procedures (including computerized records, if any) existing and relating to the creation, acquisition, design, development, programming, enhancement, correction, update, modification, translation or other manipulation, operation, use or maintenance of any Software or Database, and all embodiments and descriptions of such Software or Database in any medium, including hardcopy versions and, if applicable, relevant Source Code files and including, but not limited to, all computer tapes, disks and CD-ROMs containing embodiments or descriptions of such Software or Database.

“Source Code” means the human readable programming statements for Software that are created by a programmer with a text editor or visual programming tool and that are used to generate Object Code.  Source Code also includes Software Documentation (such as logic diagrams and flow charts, programmer comments and annotations, help text, data, data structures and instructions) where such Software Documentation is stored within or associated electronically with Source Code files.

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“Technology” means any reduction to practice, physical embodiment or actual operational and technological use or application of one or more items of Proprietary Information or other Intellectual Property, either alone or in combination with other assets, such as websites; programs; computer systems and networks; databases; and specialized business methods and procedures related to Assets being acquired.

“Third-Party License” means all licenses, agreements, obligations or other commitments under which a Person or Entity has granted the Seller a right to use any Licensed Intellectual Property in connection with the Assets being acquired, but retains one or more rights to use such Intellectual Property.

“Used in the Business” means primarily used in, or necessary for the operation of the Assets being acquired as currently designed or as currently proposed to be used.

II.

PURCHASE AND SALE OF ASSETS

2.1          Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to transfer and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date, specific Assets, as defined in Schedule 1.0, “Schedule of Assets Being Acquired”, owned by Seller free and clear of any Encumbrances of any nature whatsoever.

2.2          Liabilities. Buyer shall not assume or otherwise be liable in respect of, or be deemed to have assumed or otherwise be liable in respect of, any debt, claim, obligation, or other liability of Seller related to Assets being acquired, regardless whether such debt, claim, obligation, or other liability is matured, contingent or fixed, known or unknown, including, without limitation, any liability or obligation to any of Seller’s directors, officers, employees, equity holders or any of its Affiliates. Seller agrees that it shall have discharged any liabilities or obligations related to the Assets being acquired prior to the Closing Date.

2.3          Purchase Price. The Purchase Price for the Assets shall be Fourteen Million Two Hundred Forty-Three Thousand (14,243,000) shares of NXChain, Inc. Common Stock (“Common Stock”) on the Closing Date. The Common Stock shall be issued to the Seller within fifteen (15) days of the Closing Date. The rights of and restrictions relating to the Common Stock shall be subjected to Security Exchange Commission (“SEC”) rules and regulations common for transactions of the same type as the Asset Purchase contemplated herein. The Seller acknowledges that the Common Stock shall be restricted under SEC rule 144 and will be subject to such other limitations as shall be mutually agreed to between Buyer and Seller from time to time.

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III.

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

3.1          No Violation; Authorization. The execution and delivery of this Agreement and each other agreement, instrument, document or certificate related to or arising from this Agreement (the “Related Documents”) does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not obtaining any required consents, approvals, authorizations, exemptions or waivers set forth, (i) conflict with, or result in any violation of, any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its articles of organization, operating agreement or other organizational documents; or (ii) result in any violation of or default on the part of Seller (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon the Assets under, any provision of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Seller is a party or by which any of Seller’s properties or assets are bound. The execution, delivery and performance of this Agreement and the Related Documents to which Seller is or is to become a party have been duly and validly authorized by all necessary action on the part of Seller.

3.2          Due Organization. Seller is an entity duly organized, validly existing and in good standing under the laws of the country of its organization, and has full power and authority and all requisite rights, licenses, permits and franchises to own, lease and operate the Assets that it is selling to Buyer. Seller is duly licensed, registered and in good standing in all jurisdictions in which the ownership, leasing or operating of its Assets requires such qualification. Seller has no Subsidiaries.

3.3          Binding Obligation. This Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Seller and constitute the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with their respective terms.

3.4          Assets and Title. Seller owns and has good and marketable title to all of the Assets being acquired by Buyer, and as of the Closing Date, the Assets shall be free and clear of all Encumbrances. Neither the ownership nor use of the Assets conflicts with the rights of any Person or Entity.

3.5          Licenses. All licenses being transferred to Buyer from Seller have been agreed to by Licensors and do not require any further approvals or other governmental authorizations.

3.6          Contracts. Seller is not a party to, or bound by, any Contracts in effect on the date hereof that will restrict the use of Assets being acquired by Buyer, including Contracts constituting licenses to software or Intellectual Property Rights of any nature.

3.7          Consents. No consent or waiver of any party is required or declaration to or filing with any governmental or regulatory authority, or any other third party is required to (a) execute this Agreement, (b) consummate this Agreement and the transactions contemplated hereby, (c) permit Seller to sell the Assets to Buyer, or (d) restrict the Buyer use of the Assets after the Closing Date.

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3.8          Intellectual Property and Technology.

(a)           Schedule 1.0 sets forth a true, complete and correct list of each separately identifiable item of Intellectual Property, other than Incidental Intellectual Property, included in the Assets being acquired and correctly identifies whether a particular item of Intellectual Property is Owned Intellectual Property or Licensed Intellectual Property.

(b)          No Person or Entity has retained or been granted any rights or licenses in the computer and software code, technology or such Intellectual Property included in the Assets being acquired and each such Person and Entity:

(i)      either (y) is (or was at the time the IP Development Work was performed) a bona fide employee of the Seller or (z) has duly executed a “work-made-for-hire” agreement with the Seller covering such IP Development Work; and

(ii)     if such IP Development Work generated Intellectual Property or Proprietary Information that may embody or be covered by Intellectual Property anywhere in the world, other than United States copyrights, has executed a valid written assignment of all rights of such Person in and to the results of such Person’s IP Development Work in favor of the Seller.

(c)           The Seller owns all right, title and interest in and with respect to all Owned Intellectual Property, free and clear of any Encumbrances and the Owned Intellectual Property is fully transferable, alienable and licensable by the Buyer without restriction.  Seller has no Licensed Intellectual Property Used in the Assets being acquired. All Proprietary Information of the Seller is confidential and the Seller has not received (nor does the Seller have Knowledge of) any notice, claim or allegation from any Person or Entity for any violation or infringement by the Seller of any rights with respect to any Intellectual Property or questioning the right of the Seller to unconditionally use, possess, transfer, convey, distribute or otherwise dispose of any (i) Technology and (ii) Owned Intellectual Property.  The Seller’s use of the Technology and Intellectual Property used in the Assets being acquired, past and present, has not and does not violate or constitute a breach of any agreement, obligation, promise or commitment by which the Seller may be bound or constitute a violation of any laws, regulations, ordinances, codes or statutes in any jurisdiction.

(d)          There is neither (i) any interference, opposition, cancellation, reexamination or other contest, proceeding, action, suit, hearing, investigation, charge, complaint, demand, notice, claim, dispute against Seller alleging any violation of the Intellectual Property or other proprietary rights of any third party nor (ii) any claim of infringement, misappropriation or other violation by the Seller of any Intellectual Property or other proprietary rights of any other Person or Entity, in either case pending or, to Knowledge, threatened against the Seller.  No governmental agency or authority has disputed the Seller’s right to obtain or continue registration of any Intellectual Property where the Seller has applied for such registration, except where such dispute has been resolved in favor of issuing or continuing such registration.

(e)           No licenses or other rights have been granted to any Person or Entity by the Seller in regards to the Assets being acquired, and the Seller does not have any obligation to grant to any Person or Entity any licenses or other rights, with respect to the Assets being acquired or other Intellectual Property associated with the Assets being acquired.  The Seller has no agreement to indemnify any individual or entity against any charge of infringement of any Assets being acquired or Intellectual Property.  To the Knowledge of Seller, there has been no unauthorized use, disclosure, infringement or misappropriation by any third party, including any employee or former employee of the Seller, of any Assets being acquired or other Intellectual Property used or distributed in connection with the Assets being acquired.  No claims have been made by the Seller for any violation, infringement or misappropriation by third parties of any rights with respect to any of the Assets being acquired.

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(f)          Neither the manufacture, use, offer for sale, sale, licensing, distribution, copying or other reproduction, transfer or disposal of any Assets being acquired by the Seller (i) infringes or misappropriates the Intellectual Property of any other Person or Entity, (ii) violates the privacy rights of any Person or Entity, or (iii) constitutes unfair competition or trade practices under the laws of any jurisdiction.  The Seller has not received a notice from any Person or Entity that such Seller’s manufacture, use, offer for sale, sale, licensing, distribution, copying or other reproduction, transfer or disposal of the Assets being acquired, infringes or misappropriates any Intellectual Property, violates the privacy rights of any Person or Entity, or constitutes unfair competition or unfair trade practices.

(g)           With respect to the computer and software code being acquired:

(i)      the Seller has delivered or made available to the Buyer true and complete copies of all code being acquired;

(ii)     such code Documentation represents all documentation necessary to enforce the Seller’s proprietary rights in such code;

(iii)    the computer and software code Documentation (including the Source Code, system documentation, statements of principles of operation, and schematics as well as any pertinent commentary or explanation for all code) includes all information that may be necessary to render the code understandable and usable by a trained computer programmer and to support all current and prior releases of the code;

(iv)   the code Documentation include all compilers, “workbenches,” tools, and higher level or “proprietary” languages used for the development, maintenance, and implementation of the code;

(v)    the code conforms in all material respects to the functional requirements, design specifications, documentation and other specifications referred to in the code Documentation, and will perform substantially in accordance with the foregoing with respect to the most recent release for each such code; and

(vi)   except for code and software programs Documentation relating to Licensed Intellectual Property which has not been modified by the Seller since the Seller acquired or commenced use thereof, the code and software programs Documentation for the Assets being acquired has been faithfully and accurately compiled in accordance with standards generally practiced by companies whose principal business is providing such code and software programs.

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(h)           Seller has no Intellectual Property Registrations related to the computer and software code;

(i)            There are no Contracts with respect to the marketing, distribution, licensing, or promotion of any computer and software code being acquired or any other Intellectual Property of the Seller by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization.

(j)            The Seller is in possession and control of all copies of the Source Code and Documentation for the Assets being acquired, and the Source Code and Documentation for the code has never been publicly disclosed or otherwise been the subject of an unauthorized disclosure.

(k)           The Seller has taken all actions which a reasonably prudent person in the Industry would take to protect against the existence of (i) any protective, encryption, security or lock-out devices which might in any way interrupt, discontinue or otherwise adversely affect the Assets being acquired or the Buyer’s use thereof; and (ii) any so-called computer viruses, worms, trap or back doors, trojan horses or other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of the Buyer, interfere with the operation or use of the Assets being acquired.

(l)            From the date on which the Seller commenced development or acquired each item of Technology or Proprietary Information through the date hereof, the Seller has taken all actions which a reasonably prudent person would take to maintain such Technology and Proprietary Information (including, but not limited to, its Source Code) as confidential and proprietary, to protect against the loss, theft or unauthorized use of such Technology or Proprietary Information, and to protect and preserve the confidentiality of all such Technology and Proprietary Information used in the Assets being acquired.  To the Knowledge of Seller, all use, disclosure or appropriation of such Technology or Proprietary Information used in the Assets being acquired by or to a third party has been pursuant to the terms of a written agreement between the Seller and such third party requiring, among other things, that all Proprietary Information used in the Assets being acquired and disclosed to such third party be held in confidence.  All use, disclosure or appropriation of Technology or Proprietary Information used in the Assets being acquired not owned by the Seller has been pursuant to the terms of an agreement between the Seller and the owner of such Technology or Proprietary Information, or is otherwise lawful.

(m)          No government funding, facilities of a government agency or research or educational institution or funding from third parties was used in the conception, reduction to practice, authoring or other creation or development of the Owned Intellectual Property or Technology of the Seller used in the Assets being acquired.  No person was, at the time such person or entity contributed to or participated in any manner in the conception, reduction to practice, authoring or other creation or development of such Intellectual Property or Technology, also employed by or otherwise performing services of the same or similar nature for a government agency, research or educational institution or other third party.

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(o)           All information known to the Seller and relating to any problem or issue that does or may reasonably be expected to adversely affect the utility, operability, functionality or fitness for the intended purpose of any Asset being acquired has been disclosed to the Buyer.

3.9          Claims; Legal Actions. There are no actions, suits, proceedings, orders, investigations or claims pending or, to the Knowledge of Seller, threatened against Seller, or pending or threatened by Seller, against any third party, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement), and to the Knowledge of Seller there is no basis for any of the foregoing. Seller is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries (including, without limitation, inquiries as to the qualification to hold or receive any license or permit), and there is no basis for any of the foregoing. Seller is not subject to any judgment, order or decree of any court or other governmental agency, and Seller has not received any written opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability related to the Assets being acquired.

3.10        Compliance with Laws. Seller and the Assets being acquired conform, in all material respects, to all applicable statutes, codes, ordinances, licensing requirements and other Laws (including all Laws governing Taxes). Seller is in compliance with all Laws, decrees, filing and reporting requirements, awards and orders applicable to Seller, including those relating to marketing, sale and distribution of products that may be derived from Assets being acquired; and there is not any liability arising from or related to any violations thereof. No notice from any governmental body or other Person or Entity of any violations of any Law in connection with the Assets being acquired has been received by Seller.

3.11        Undisclosed Liabilities. Seller does not have, and will not on the Closing Date have, any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due, related to or arising from possession or use of the Assets being acquired. There are no extraordinary claims against Seller by third parties relating to acts or omissions by Seller arising outside the sale of the Assets being acquired.

3.12        Brokerage. Seller has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Seller. All such brokerage commissions, finders’ fees and similar compensation contracted for shall be settled and paid at or prior to Closing by Seller.

3.13        Non-Competition. All of Seller’s employees and independent contractors are subject to written agreements containing non-compete or other restrictions or limitations at least as restrictive as those set forth in this agreement and in full force and effect, valid, binding and enforceable in accordance with its terms.

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3.14        Full Disclosure. No representation or warranty made by Seller herein or in any certificate, document or other written instrument furnished or to be furnished pursuant hereto contains or will contain any untrue statement of any fact, nor shall any such certificate, document or written instrument omit any fact necessary in order to make any statement herein or therein, in light of the circumstances in which it was made, not misleading. Seller have disclosed to Buyer all facts known to them that are material to the ownership of the Assets being acquired.

IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1          Organization; Due Authorization. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the power to execute, deliver and perform this Agreement and any Related Document to which it is a party. The execution, delivery and performance of this Agreement and the Related Documents have been duly and validly authorized by all necessary corporate actions on the part of Buyer.

4.2          Binding Obligation. Assuming due authorization, execution and delivery of this Agreement by Seller, this Agreement (and when executed and delivered at Closing, each Related Document) will be duly executed by Buyer and constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except that (i) such enforcement may be limited by or subject to any bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or limiting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief are subject to certain equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3          Absence of Consents; No Violation. Subject to Seller obtaining the Consents, no consent, authorization, approval, order, license, certificate or permit of or from, or declaration or filing with any federal, state, local or other governmental authority or any court or other tribunal, and no consent or waiver of any party to any material contract to which Buyer is a party is required for the execution, delivery and performance of this Agreement and each of the Related Documents. Subject to Seller obtaining the Consents, the execution and delivery of this Agreement and each Related Document by Buyer, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof does not and will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Encumbrance of any kind upon any of the properties or assets of Buyer under, any provision of (i) the Operating Agreement or other organizational documents of Buyer, (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment or loan or other agreement to which Buyer is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or its property or assets.

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4.4          Brokerage. Buyer has not incurred any liability for brokerage commissions, finders’ fees or other similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon Buyer. Buyer shall pay, and hold Seller harmless against, any liability, loss or expense (including, without limitation, reasonable attorney fees and out-of-pocket expenses) arising in connection with any such liability.

V.

COVENANTS OF SELLER

5.1          Agreement Not to Compete or Solicit, and to Maintain Confidentiality.

(a)           For good and valuable consideration and in furtherance of the sale of the Assets to Buyer hereunder, in order to induce Buyer to enter into and perform this Agreement, to ensure that Buyer obtains the benefits it reasonable expects to obtain hereunder and to more effectively protect the value of the Assets, the Seller and their Affiliates (each a “Restricted Party” and collectively, the “Restricted Parties”) covenants and agrees that for a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, it shall not, directly or indirectly, either for its benefit or for the benefit of any of its Affiliates:

(i)      whether as principal, agent, independent contractor, partner or otherwise or by any other means, own, manage, operate, control, participate in, perform services for, invest in, or otherwise establish or carry on any business or division or line of any business which engages in a business substantially similar to or competitive with the business of the Buyer; provided, however, that it will not be deemed a breach of this clause (i) if, subject to compliance with the provisions of Section 5.1(b) below, a Restricted Party and its Affiliates collectively own beneficially or of record in the aggregate less than five percent (5%) of any class of security which is publicly traded on a national securities exchange or actively traded in a recognized over-the-counter market;

(b)           Each Restricted Party hereby expressly represents and warrants that it has or may have knowledge of certain Confidential Information. The Restricted Parties acknowledge and agree that all such Confidential Information is confidential and proprietary and that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic value to Buyer, and constitutes a substantial part of the value to Buyer of the Assets. Each Restricted Party acknowledges and agrees that Buyer would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person or Entity other than Buyer or any of its Affiliates. Accordingly, each Restricted Party covenants and agrees that it shall not, and it shall use its best efforts to ensure that any other Person or Entity acting on its behalf does not, without the prior written consent of Buyer, disclose, use or exploit any such Confidential Information, for the benefit of such Restricted Party or of any third-party, except that such Restricted Party may disclose, use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item:

(i)      is or becomes publicly known or generally known in the industry of the Business through no act of such Restricted Party in violation of this Agreement;

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(ii)     is required to be disclosed to or by order of a governmental agency or a court of law or otherwise as required by law; provided that prior to any such disclosure notice of such requirement of disclosure is provided to Buyer and Buyer is afforded the reasonable opportunity to object to such disclosure;

(iii)    is disclosed to such Restricted Party’s representatives working on the transactions contemplated by this Agreement and in such event, only to the extent necessary to evaluate or effect such transactions; or

(iv)   has been publicly disclosed by Buyer after the Closing.

(c)           Each Restricted Party expressly acknowledges that the covenants contained in Section 5.1(a) and Section 5.1(b) are integral to the sale to Buyer of the Assets and that without the protection of such covenants, Buyer would not have entered into this Agreement, that the consideration paid by Buyer bears no relationship to the damages Buyer may suffer in the event of any breach of any of the covenants of Section 5.1(a) or Section 5.1(b), and that such covenants contain limitations as to time and/or scope of activity to be restrained which are reasonable and necessary to protect Buyer’s interests. If this Section 5.1 shall nevertheless for any reason be held to be excessively broad as to time, duration, scope, activity or subject, it shall be enforceable to the extent compatible with applicable laws that shall then apply. Each Restricted Party hereby further acknowledges that money damages will be impossible to calculate and may not adequately compensate Buyer in connection with an actual or threatened breach by it of the provisions of this Section 5.1. Accordingly, each Restricted Party hereby expressly waives all rights to raise the adequacy of Buyer’s remedies at law as a defense if Buyer seeks to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 5.1. In addition, Buyer shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 5.1.

(d)           Each Restricted Party hereby expressly waives any right to assert inadequacy of consideration as a defense to enforcement of the non-competition and confidentiality covenants in this Section 5.1 should such enforcement ever become necessary.

VI.

SPECIAL COVENANTS AND AGREEMENTS

6.1          Taxes, Fees and Expenses. All sales, use, transfer, and purchase taxes and fees, if any, arising out of the transfer of the Assets pursuant to this Agreement shall be paid by Seller. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including all fees and expenses of counsel, accountants, agents and other representatives.

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6.2          Announcements. Seller hereby agrees that commencing on the date hereof, Buyer shall control all external communications regarding this transaction with the public, media outlets. Commencing on the date hereof, Seller shall not make any public announcement or press release to the public, or media outlets concerning the Business contemplated by the Buyer with the Assets being acquired or the transactions contemplated hereby without the prior written consent of Buyer.

6.3          Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as a part of their respective obligations under this Agreement, including but not limited to the obtaining of Consents. After the Closing, Seller and Buyer shall take such actions, and shall execute and deliver to any other party such further documents as, in the reasonable opinion of counsel for such other party, may be necessary to ensure, complete and evidence the full and effective consummation of the transactions contemplated by this Agreement.

6.4          Litigation Support. In the event and for so long as Buyer or any of its Affiliates actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Assets being acquired, Seller will cooperate in the contest or defense, make available its personnel, and provide such testimony as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party.

6.5          Prosecution of Rights. After the Closing, Seller shall take such actions, and shall execute and deliver to Buyer such further documents as, in the reasonable opinion of counsel for Buyer, may be necessary to enforce any Contract, whether an Asset or Liability, that contains any confidentiality and/or non-competition provision in favor of Seller or Buyer; provided, however, that Seller will not, in respect of any Contracts constituting Assets or Liabilities, seek to enforce any such provision without the prior written consent of Buyer. Seller shall fully perform its obligations under any Contract containing any confidentiality and/or non-competition provision, shall not terminate any such Contract and shall not take any action inconsistent with the foregoing. Seller hereby acknowledges, agrees and consents to Buyer enforcing all such confidentiality and non-competition provisions in any Contract and Seller further agrees that Buyer may initiate legal proceedings to enforce any such provision in Seller’s name in Buyer’s sole and absolute discretion.

6.6          Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, or other business associate of Seller from maintaining the same business relationships with Buyer or any of its Affiliates with respect to the Assets being acquired after the Closing as it maintained with Seller prior to the Closing.

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6.7          Confidentiality.

(a)           Except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any information which is obtained from the other party in connection with the transactions contemplated hereby; and except to the extent that such materials or information are or become readily available to the industry, have been obtained from independent sources, were known to Buyer or Seller (as the case may be) on a non-confidential basis prior to disclosure or are required to be disclosed in public filings or by law. In the event this Agreement is terminated and the purchase and sale contemplated hereby abandoned, each party will return to the other party all documents, work papers and other written material obtained by it in connection with the transaction contemplated hereby. This Section 6.7 shall survive the termination or cancellation of this Agreement for a period of two (2) years from the date of termination or cancellation.

(b)           Notwithstanding Section 6.7(a), prior to the Closing, Buyer may disclose confidential information obtained from Seller in connection with the transactions contemplated hereby to (i) maintain vendor relationships, (ii) allow Buyer to conduct its due diligence review of the Assets to be acquired, (iii) facilitate the transition and use of the Assets to be acquired from and after the Closing and (iv) for such other purposes as Buyer sees fit in its sole and absolute discretion.

VII.

CONDITIONS TO CLOSING

(a)           Adverse Change. there shall not have occurred been any Material Adverse Effect to the Assets being acquired prior to the closing of the Transaction.

(b)          Good and Marketable Title to Assets. At Closing, the title of Seller to the Assets being acquired will be in the form described in Section 3.4 (free and clear of all Encumbrances).

(c)           No Adverse Proceedings. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or, to the Knowledge of Seller, threatened (whether orally or in writing) against Seller wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded, or which could reasonably be expected to materially adversely affect the right of Buyer to own and exercise all rights under the Assets of Seller.

(d)          Consents. All Consents and releases, if any, shall have been obtained and copies shall have been delivered to Buyer.

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VIII.

CLOSING AND CLOSING DELIVERIES

8.1          Closing. The Closing shall take place within three days following the satisfaction or waiver by Buyer, in its sole discretion, of all of the conditions to Closing set forth in VII hereof, or such other time, place and date as may be mutually agreed upon by the parties hereto (the “Closing Date”). Buyer shall notify Seller of the Closing Date not less than three days before the Closing Date. The Closing shall be held at the offices of Buyer’s counsel or such other place as shall be mutually agreed upon by Buyer and Seller.

8.2          Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)           Bill of Asset Transfer. Duly executed Bill of Asset Transfer, substantially in the form of Exhibit A hereto, from Seller;

(b)           Intellectual Property Assignment. Duly executed Intellectual Property Assignment with respect to the Intellectual Property owned by Seller, substantially in the form of Exhibit B hereto, from Seller;

(c)           Compliance Certificate. A certificate dated as of the Closing Date, executed by an officer of Seller which states that the warranties, representations and covenants made by Seller on the date that this Agreement was executed continue to be true in all material respects as of the Closing Date;

(d)           Officer’s Certificate. A certificate, dated as of the Closing Date, executed by Seller, certifying that (i) the resolutions, as attached to such certificate, were duly adopted by Seller’s board of directors and stockholders and members, as applicable, authorizing and approving the execution of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect, (ii) and as to the certificate of incorporation and by-laws of Seller attached to such certificate;

8.3          Deliveries by Buyer. In the event that Buyer elects to consummate the transactions contemplated by this Agreement, then prior to or on the Closing Date, Buyer shall deliver or cause to be delivered to Seller (or a designee of Seller) the following, in form and substance reasonably satisfactory to the Seller:

(a)           Purchase Price. The Purchase Price of Fourteen Million Two Hundred and Forty-Three Thousand (14,243,000) shares of Common Stock in NXChain, Inc. as provided in Section 2.3 hereof.

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IX.

SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

9.1          Survival. Notwithstanding any examination made for or on behalf of any of the parties hereto, all representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing and shall be fully effective and enforceable for a period of twenty-four (24) months following the Closing Date (unless a different period is specifically assigned thereto in this Agreement), but shall thereafter be of no further force or effect, except as they relate to claims for indemnification timely made pursuant to this IX; Indemnification.

(a)           Indemnification by Seller. Subject to the limitations and the provisions set forth in this Agreement, Seller shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates from and against any and all loss, damage, Tax, expense (including court costs, amounts paid in settlement, judgments, reasonable attorneys’ fees or other expenses for investigating and defending), suit, action, claim, liability or obligation (collectively, “Damages”) related to, caused by or arising from: (i) any misrepresentation or breach of any representation or warranty contained herein or in any Related Document by Seller; (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by Seller; (iii) any and all claims against, liabilities and obligations of Seller and its Subsidiaries, or arising out of or related to the ownership of the Assets, the Excluded Liabilities or the conduct of the Seller on or prior to the Closing Date; (iv) third party claims arising in breach of contract, breach of warranty, product liability, unfair competition, personal or other injury, tort or infringement of property rights of others or other third party claims, in each case which claim is with respect to any and all activities of Seller, any Subsidiary or any Affiliate thereof in connection with the conduct of the Seller on or before the Closing Date; (v) any obligation or liability imposed on Buyer by process of law as a successor to the Seller; and (vi) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Seller. Seller agrees to pay for any and all Damages in the manner set forth in Section 10.3.

(b)           Indemnification by Buyer. Subject to the limitations and provisions set forth in this Agreement, Buyer, shall indemnify and hold harmless Seller against any Damages related to, caused by or arising from: (i) any misrepresentation or breach of any representation or warranty contained herein or in any Related Document by Buyer; (ii) the failure to fulfill any covenant or agreement contained herein or in any Related Document by Buyer; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees, in enforcing this indemnity against Buyer.

9.2          Notice of Claims. Any party seeking indemnification shall give prompt written notice to the indemnifying party of the facts and circumstances giving rise to the claim (the “Notice”) for which such indemnified party intends to assert a right to indemnification under this Agreement (“Claims”). Failure to give Notice shall not relieve any indemnifying party of any obligations which the indemnifying party may have to the indemnified party under this IX, except to the extent that such failure has prejudiced the indemnifying party under the provisions for indemnification contained in this Agreement. The indemnifying party shall reimburse an indemnified party promptly after delivery of a Notice certifying that the indemnified party has incurred Damages after compliance with the terms of this IX; provided, however, the party receiving the Notice shall have the option to contest any such Damages or its obligations to indemnify therefor in accordance with the terms of this Agreement, at such party’s own cost and expense. Such option shall be exercised by the giving of notice by the exercising party to the other party within twenty (20) days of receipt of a Notice. If the parties do not agree upon the amount of Damages, the party seeking indemnification may seek appropriate legal remedy in accordance with this Agreement.

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9.3          Assumption and Defense of Third-Party Action. If any Claim by Buyer hereunder arises out of a claim by a third party (a “Third-Party Claim”), Seller shall have the right, at its own expense and upon written notice to Buyer of its intent to do so within twenty (20) days of the Notice, to participate in or assume control of the defense of the Third-Party Claim, with counsel reasonably satisfactory to Buyer, and to settle or compromise any such Third-Party Claim; provided, however, that such settlement or compromise shall be effected only with the consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall have the right to employ counsel to represent it if, in Buyer’s reasonable judgment, it is advisable for it to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by Buyer. Buyer shall have the right to control the defense of any Third-Party Claim, notwithstanding Seller’s election to control the defense, if it notifies Seller that it is assuming the defense of such Claim and that the indemnifying party is relieved of its obligations to the claimant with respect to such Third-Party Claim, whereupon Seller shall be relieved of their obligations under this IX with respect to such Third-Party Claim. Except as provided in the preceding sentences, if Seller does not elect to assume control of the defense of any Third-Party Claim, Seller shall be bound by the results obtained by Buyer with respect to such Third-Party Claim. Seller agrees to render such assistance as may reasonably be requested in order to insure the proper and adequate defense of any Third-Party Claim. It is expressly agreed and understood that any defense by Seller of any Third-Party Claims affecting or involving the Business shall not be conducted in a manner which adversely affects or impairs the value or usefulness of the Business or the Assets.

9.4          Remedies not Exclusive. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

X.

MISCELLANEOUS

10.1        Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested or sent by telecopy, (iii) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt or, in the case of a telecopy, upon receipt thereof if received during normal business hours and otherwise on the next business day and (iv) addressed as follows:

If to Seller:

LXCCoin, LTD

3 Cambrian Terrace, Garndolbenmaen, Gwynedd, LL51 9RX, Wales

Attn: Henrik Ellefsen

Telephone: +45/50-190-000

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If to Buyer:

NXChain, INC.

11753 Willard Ave.

Tustin, CA 92782

Attn: Michael Campbell

Telephone: +1 (714) 855-8100

With a copy to:

Pryor Cashman LLP

7 Times Square, 40th Floor

New York, New York 10036

Attn: Eric M. Hellige, Esq.

Telephone: (212) 326-0846

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 10.1.

10.2        Benefit and Binding Effect. None of the parties hereto may assign this Agreement without the prior written consent of the other parties, provided, however, that Buyer may assign this Agreement without prior written consent of Seller to any wholly-owned subsidiary or Affiliate of Buyer. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective successors or assigns any rights or remedies under or by reason of this Agreement.

10.3        Headings. The headings herein are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

10.4        Gender and Number. Words used herein, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, and any other number, singular or plural, as the context requires.

10.5        Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature on each such counterpart were upon the same instrument.

10.6        Entire Agreement. This Agreement, all Schedules and Exhibits hereto and all documents, writings, instruments and certificates delivered or to be delivered by the parties pursuant hereto collectively represent the sole and entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. All Schedules and Exhibits attached to this Agreement shall be deemed part of this Agreement and incorporated herein, as if fully set forth herein. This Agreement supersedes all prior negotiations and understandings between Buyer and Seller whatsoever with respect to the subject matter hereof, and all letters of intent and other writings relating to such negotiations and understandings.

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10.7        Amendment. This Agreement shall not be amended, supplemented or modified except by an agreement in writing which makes specific reference to this Agreement or an agreement delivered pursuant hereto, as the case may be, and which is signed by the party against which enforcement of any such amendment, supplement or modification is sought.

10.8        Severability. If in any jurisdiction any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or held unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.

10.9        Governing Law; Consent to Jurisdiction.

(a)           The parties acknowledge and agree that this Agreement constitutes a contract pertaining to a transaction covering in the aggregate not less than $1,000,000 and that their choice of law and choice of jurisdiction specified below have been made pursuant to and in accordance with Sections 5-1401 and 5-1402, respectively, of the New York General Obligations Law. Accordingly, the parties acknowledge and agree that this Agreement shall be governed by the laws of the State of New York, as to all matters including matters of validity, construction, effect, performance and liability, without consideration of conflicts of laws provisions contained therein, and the courts of the State of New York have exclusive jurisdiction of all disputes with respect to an alleged breach of any representation, warranty, agreement or covenant of this Agreement, including, but not limited to, any dispute relating to the construction or interpretation of the rights and obligations of any party, which is not resolved through discussion between the parties.

(b)           The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York State or Federal court sitting in New York County in any action or proceeding commenced by the other party or to which such party is a party arising out of or relating to this Agreement or any Related Document or any transaction contemplated hereby or thereby. The parties hereby irrevocably waive, to the fullest extent they may effectively do so under applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties also irrevocably and unconditionally consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process by overnight courier to such party and its counsel at their respective addresses specified in Section 10.1. The parties further irrevocably and unconditionally agree that a final judgment in any such action or proceeding (after exhaustion of all appeals or expiration of the time for appeal) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

[remainder of page left intentionally bank; signature page follows]

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This Asset Purchase Agreement has been executed by Seller and Buyer as of the date first above written.

BUYER:

NXCHAIN INC

By:	/s/ Michael Campbell
	Name:	Michael Campbell
	Title:	Chief Executive Officer

Seller:

LXCCOIN LTD

By:	/s/ Henrik Ellefsen
	Name:	Henrik Ellefsen
	Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

Schedule 1.0

1.0	Schedule of Assets Being Acquired

1.1	The Digital-Currency Source Code:

A.	The LXCCoin (Digital-Currency Coin) code.

The LXCCoin code being acquired is based on a bitcoin blockchain Open Source code in combination with Blackcoin Proof of Stake code, with an overbuild of proprietary operating code developed by LXCCoin. The bitcoin code is defined as “Open Source”, available on GitHub (Github.com/bitcoin/). The “Proof of Stake” code from BlackCoin is defined as “Open Source” and available on Github (Github.com/Blackcoin). The bitcoin and BlackCoin code has been modified by LXCCoin under the Open Source Licenses and developed to create the transaction protocols for the way LXCCoin handles payment transactions and how its keeps and maintains it ledger.

The core LXCCoin code is a proprietary software composed of 407,424 lines of code. The blockchain formed by the code is tied to the LXCCoin Digital Currency units as listed in item 1.1.B below. Several elements of the code have been released on Github as open source, as it is constructed on open source platforms and the link to the node network and asset base listed in Schedule 1.1.B and 1.1.I below, all of which together gives LXCCoin its unique qualities. The code is developed and modified to suit all standard APIs, making the code versatile.

B.	The LXCCoin node network.

The LXCCoin runs on its own operational and fully tested transaction network which is a closed loop system handling a minimum of 51% of all LXCCoin transactions (the rest is done by outsiders participating in “staking” of the coin giving the coin its distribution of its blockchain and new blockchain entries). The node network is cloud-based and is set up to be online at all times around the globe, on separate servers and separate suppliers to ensure maximum uptime. In addition to ensuring quick transactions and a close-to-100% uptime, the network provides access for new users to quickly synchronize new wallets with the latest blocks, enabling rapid and correct updates. The system is fully scalable as needed.

This LXCCoin node network is a separate part of code. LXCCoin has developed and owns a proprietary node network with an exceptionally high degree of security, including hardcoded IP tunneling access that is regularly updated with hardened protective layers. In addition, the node network conducts testing and verification of the ledger and new block entries. The use of nodes increases the speed of transactions and increases the number of simultaneous transactions done on the LXCCoin blockchain, enabling speeds down to only 1.30 seconds for transactions too clear. The system is distributed on several cloud networks working both separately and in unison, spread across several parts of the world, using Amazon, DigitalOcean, RackSpace and GoDaddy servers and systems. The network will be gradually transported to NXCN once NXCN has established its own service agreements for these nodes to run on the service providers mentioned above, and once the NXCN nodes are tested and tuned, the LXC owned nodes will be retired.

The node network “nodes” each embed a core wallet code running on Linux based systems and also interface with the LXCCoin-developed QT-based Windows and Mac wallets.

1.2	The Digital Currency Coin or “LXCCoins”

There are 1,100,560,510 LXCCoins in issue on the date of signing of this contract, that are trackable LXCCoins issued on the LXCCoin blockchain, bearing the ticker XWBC (the LXC ticker is in use by two other digital coins, and the added X is used by currencies in general; XUSD, XEUR, etc). These are kept in wallets all owned by LXCCoin that will be transferred on or before closing with the Buyer. The LXCCoins are kept in three main locations; in transaction support wallets on the node network used for “staking”, on the LXCCoin owned “Swypto.Exchange for sales and liquidity purposes, and in offline vaults known as “Cold Storage”. Most are in offline vaults stored on USB discs, which will be transferred to the Buyer; the remaining are kept on the Swypto.Exchange hotswap wallets, which are transferred to Buyer through the change of ownership of these accounts. Any released coins are stored in “live” wallets set up for use by future support personnel working for Buyer or Third Parties employed by Buyer for Buyer’s account, or in the wallets of those who have purchased them. These are backed by, which will be transferred to Buyer as a part of the transfer of assets.

1.3	The Assumed Contracts

As a part of the purchase transaction, NXCN is assuming contractual rights and obligations from LXC. These are:

A.	Swypto.Exchange Contract

LXCCoin owns a digital currency exchange (www.swypto.exchange) which is sells and manages LXCCoins. The parties agree that the following contracts will be assumed or entered into on the date of closing:

i.	The UK based digital currency exchange (www.swypto.exchange), will award a contract to list the LXCCoin currency as XWBC for a minimum of two (2) years free of charge

ii.	A new Contract to buy and sell LXCCoins online through the Swypto.Exchange as freshly minted coins, on behalf the Buyer.

1.4	The Brands, Trademarks and Copyrights

All developed trademarks, brands and copyrights, including LXCCoin, the modified “L”/”£” symbol, the domain names and logos listed below, and all the additional graphics revolving around the LXCCoin and coin-based services to be transferred to the Buyer. This includes current websites, FAQs, T&C statements and any additional documentation regarding the Assets being acquired.

A.	Websites/Domain names are being transferred to Buyer:

i.	cryp2.com
ii.	cryp2p.com
iii.	lxccoin.com
iv.	wyrify.com
v.	lxcbank.com
vi.	swyptobank.com
vii.	points2coins.com
viii.	transfurs.com
ix.	swypto.com
x.	worldsbestcoin.com

B.	Logos:

i.	The LXCCoin “coin” image
ii.	The SwyptoBank “dragon” image
iii.	The Wyrify “optical W+Y” logo
iv.	The LXCCoin "£" sign with the line drawn in two parts top+bottom of the “L”

C.	Graphics:

i.	All graphics used in presentations and on the websites
ii.	All created graphics in 3D representing the coin
iii.	A shared right to the use of the Swypto Dragon also used by the Seller’s proprietary exchange the “Swypto.Exchange”, transferred to either party should the other party decide not to use the dragon logo in the future.

1.5	The Intellectual Property and Goodwill

The IPR as listed above (the different parts of code, the coins, the purchased software rights) is transferred to the Buyer without any goodwill.

1.6	Link to Asset Base

There is currently a minimal amount of LXCCoins in issue, which have 100% cash backing accounts. These accounts will be transferred to Buyer in a way that funds remain exactly the same in value for any LXCCoin owners at time of the transaction.

1.7	Licenses

A.	Open Source license to the Bitcoin code (Freely available on Github) (only partially used code)
B.	Open Source license to the Blackcoin code (Freely available on Github) (only partially used code)
C.	Open Source license to the QT Wallet (Freely available on Github)
D.	Open Source License to Ubuntu LTS server 14.04 http://www.ubuntu.com/about/about-ubuntu/licensing)
E.	Open source Qr code license part of wallet software (www.qrcode.com/en/patent.html)
F.	Open Source QT software (Licensed under GNU) http://www.gnu.org/licenses/
G.	Node-JS server software https://github.com/nodejs/node/blob/master/LICENSE
H.	Putty SSH software http://www.chiark.greenend.org.uk/~sgtatham/putty/licence.html
I.	Open source Wordpress (webpages made in this) https://wordpress.org/about/license/
J.	Burp proxy security software https://portswigger.net/burp/eula-free.html
K.	OpenVas Security software (Licensed under GNU) http://www.gnu.org/licenses/

1.9	Mobile phone application developments

A.	SwyptoBank iOS App

A software application for iPhone, developed by Luqon Solutions AB in Sweden for LXCCoin Ltd. The system is an App based solution whereby any user or business can sign up and manage his accounts and wallets of LXCCoins on his iPhone or iPad using the graphical interface. The App allows the user to purchase LXCCoins using credit cards as well as request and send LXCCoins from and to others. Included in the Application is full SDK with documentation, software (source code and object code), tools, libraries, APIs, data, files and design.

B.	SwyptoBank Android App

A software application for Android Smart Phones that will be available on Google Play that is being developed by Luqon Solutions AB in Sweden for LXCCoin Ltd. The system is an App based solution whereby any user or business can sign up and manage his accounts and wallets of LXCCoins on his Android Smartphone using the graphical interface. The App allows the user to purchase LXCCoins using credit cards as well as request and send LXCCoins from and to others. Included in the Application is full SDK with documentation, software (source code and object code), tools, libraries, APIs, data, files and design.

C.	The above Apps have been contracted for development by LXCCoin and will be completed and paid by the Buyer when it puts the Apps into use on it planned micro-payment platform.